Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 11:49 AM 04/29/2004

FILED 11:45 am 04/29/2004

SRV 040311802 – 3671086 FILE

AMENDED

CERTIFICATE OF DESIGNATION OF SERIES

AND DETERMINATION OF RIGHTS AND PREFERENCES

OF

SERIES A PREFERRED STOCK

OF

SOLOMON TECHNOLOGIES, INC.

Solomon Technologies, Inc., a Delaware corporation, (the “Corporation”) does hereby submit the following Amended and Restated Certificate of Designation of Series and Determination of Rights and Preferences of its Series A Preferred Stock.

FIRST: The name of the Corporation is Solomon Technologies, Inc.

SECOND: The original Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock of Solomon Technologies, Inc. was filed with the Secretary of State of Delaware on February 10, 2004.

THIRD: This Amended and Restated Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock of Solomon Technologies, Inc. (the “Restated Certificate”) has been duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and the holders of the Corporation’s Series A Preferred Stock.

FOURTH: The Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock is hereby amended and restated as follows:

WHEREAS the Certificate of Incorporation of the Corporation authorizes Preferred Stock consisting of 5,000,000 shares, par value $0.001 per share, issuable from time to time in one or more series; and

WHEREAS the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Article IV of the Corporation’s Certificate of Incorporation to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED that, pursuant to Article IV of the Corporation’s Certificate of Incorporation, there is hereby established a new series of Three Million (3,000,000) shares of cumulative convertible preferred stock of the Corporation (the “Series A Preferred Stock”) to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article IV as follows:

1. Dividends.

(a) Rate and Priority of Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of $0.08 (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Corporation junior in priority to the Series A Preferred Stock in respect of dividends (such Common Stock and other inferior stock being collectively referred to as “Junior Dividend Stock”), when and as declared by the Board of Directors of the Corporation; provided, however, that such dividends to holders of the Series A Preferred Stock shall be pari passu with the holders of any other class or series of stock ranking in parity to the Series A Preferred Stock in respect of dividends that may be authorized from time to time, subject to approval of the holders of Series A Preferred Stock as provided herein (such parity stock referred to herein as “Parity Dividend Stock”); but shall be junior in priority to any other class or series of stock ranking senior to the Series A Preferred Stock in respect of dividends that may be authorized from time to time, subject to approval of the holders of Series A Preferred Stock (such senior stock referred to herein as “Senior Dividend Stock”).

(b) Accrual of Dividends. Such dividends shall accrue with respect to each share of Series A Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). Such dividends shall accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series A Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency (as calculated in accordance with Section 1(c) below) shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Dividend Stock and before, or simultaneously with, any purchase or acquisition of any Junior Dividend Stock is made by the Corporation, except the repurchase of Junior Dividend Stock from employees of the Corporation upon termination of employment. No accumulation of dividends on the Series A Preferred Stock shall bear interest.

(c) The Corporation shall not declare, pay or set aside any dividends on any other shares of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) the amount of the aggregate accrued but unpaid dividends then accrued on such share of Series A Preferred Stock and not previously paid plus (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) .

2. Liquidation, Dissolution or Winding Up.

(a) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders on parity with the holders of any class or series of capital stock ranking on a parity with the Series A Preferred Stock in respect of liquidation that may be authorized from time to time, subject to approval of the holders of Series A Preferred Stock, (the “Parity Liquidation Stock”), after and subject to the payment in full of all amounts required to be distributed to the holders of any class or series of stock ranking senior to the Series A Preferred Stock in respect of liquidation that may be authorized from time to time, subject to approval of the holders of Series A Preferred Stock, (the “Senior Liquidation Stock”), but before any payment shall be made to the holders of any class or series of stock ranking on liquidation junior to the Series A Preferred Stock (the “Junior Liquidation Stock”), as follows:

(i) if liquidation, dissolution or winding up occurs on or before the date one (1) year from the date this Restated Certificate was filed with the Delaware Secretary of State, an amount equal to Four Dollars ($4.00) per share of Series A Preferred Stock plus any accrued but unpaid dividends (whether or not declared);

(ii) if liquidation, dissolution or winding up occurs after the date one (1) year, but on or before the date two (2) years, from the date this Restated Certificate was filed with the Delaware Secretary of State, an amount equal to Five Dollars ($5.00) per share of Series A Preferred Stock plus any accrued but unpaid dividends (whether or not declared);

(iii) if liquidation, dissolution or winding up occurs after the date two (2) years from the date this Restated Certificate was filed with the Delaware Secretary of State, an amount equal to Six Dollars ($6.00) per share of Series A Preferred Stock plus any accrued but unpaid dividends (whether or not declared).

(b) Ratable Distribution. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders, after the payment of all preferential amounts required to be paid to the holders of Senior Liquidation Stock, shall be insufficient to pay the holders of shares of Series A Preferred Stock and Parity Liquidation Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and Parity Liquidation Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Participation with Common Stockholders. After the payment of all preferential amounts required to be paid to the holders of Senior Liquidation Stock, Series A Preferred Stock and Parity Liquidation Stock, upon the dissolution, liquidation, or winding up of the Corporation, all of the remaining assets and funds of the Corporation available for distribution to its holders of Common Stock shall be distributed ratably among the holders of the Series A Preferred Stock, such other series of Preferred Stock as are constituted as similarly participating, and the Common Stock, with each share of Series A

Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series A Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

(d) Mergers, etc. The merger or consolidation of the Corporation or a subsidiary of the Corporation into or with another corporation which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof, or the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation, or the Change of Control of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2, unless the holders of seventy-five percent (75%) of the Series A Preferred Stock then outstanding vote or consent otherwise. The amount deemed distributed to the holders of Series A Preferred Stock upon any such merger, consolidation, sale, transfer, exclusive license or other disposition shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation. The Corporation shall not have the power to effect any transaction described in this Section 2(d) unless the agreement or plan of merger or consolidation or other agreement relating to any sale, transfer, exclusive license or other disposition provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 2.

(e) Change of Control Defined. The term “Change of Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the total voting power represented by the Corporation’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Corporation as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Corporation).

3. Voting.

(a) Voting with Common Stockholders Generally. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (determined as of the record date), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, (excluding the election of directors). Except as provided by law, by the provisions of this Section 3, or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) Series A Preferred Stockholders’ Board Seats. The Board of Directors shall consist of five (5) members. The holders of Series A Preferred Stock, voting together as a class, shall be entitled to elect three (3) members of the Board of Directors (the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of the Common Stock, as a class, shall be entitled to elect two (2) members of the Board of Directors (the “Common Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

(c) Vacancy; Removal. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A Preferred Stock or Common Stock pursuant to the second and third sentences of Section 3(b) hereof, the remaining director or directors so elected by the holders of the Series A Preferred Stock or Common Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of that class) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series A Preferred Stock or Common Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series A Preferred Stock or Common Stock, as the case may be.

(d) Other Voting Rights. Neither the Corporation, nor any subsidiary of the Corporation shall, in either case, either directly or by amendment, merger, consolidation or otherwise, without the written consent or affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, do or cause to be done any of the following:

(i) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock, increase or decrease the number of directors constituting the Board of Directors of the Corporation, or reduce the percentage of shares of Series A Preferred Stock required to consent to any of the above matters, or alter or negate the need for such consent;

(ii) reclassify any shares of any class of stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock;

(iii) amend, alter or repeal any provision of its Certificate of Incorporation or Bylaws;

(iv) merge or consolidate with any person or entity (other than mergers of wholly owned subsidiaries into the Corporation), or sell, lease or otherwise dispose of its assets other than in the ordinary course of business or liquidate, dissolve, wind-up, recapitalize or reorganize or effect any transaction that would likely result in a Change of Control of the Corporation or consent to any of the foregoing;

(v) purchase any shares of its Common Stock from any of its existing stockholders or any capital stock of any other company;

(vi) pay dividends or make any other distribution on, or redeem, any shares of any class or series of its equity securities other than the Series A Preferred Stock;

(vii) enter into any new agreement or make any amendment to any existing agreement, which by its terms would restrict the Corporation’s performance of its obligations to holders of Series A Preferred Stock pursuant to this Restated Certificate;

(viii) incur any indebtedness for borrowed money or become a guarantor or otherwise contingently liable for any such indebtedness except for trade payables or purchase money obligations incurred in the ordinary course of business; or

(ix) engage in any action which would adversely affect the holders of the Series A Preferred Stock.

(e) Certain Transactions.

(i) Certain Acknowledgements; Certain Fiduciary Duties. In anticipation that Woodlaken LLC (“Woodlaken”) and its Affiliates (as defined herein) will own, and/or have the voting right with respect to, a majority of the Series A Preferred Stock, that members, managers and/or employees of Woodlaken and/or of its Affiliates may serve as directors and/or officers of the Corporation, and that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of Woodlaken and its Affiliates, and the duties of any directors or officers of the Corporation who are also members, managers or employees of Woodlaken or its Affiliates, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for, both the Corporation, on the one hand, and Woodlaken and its Affiliates, on the other hand, the provisions of this Section 3(e) shall regulate and define the conduct of certain of the business and affairs of the Corporation in relation to Woodlaken and its Affiliates. Any contract or business relation that does not comply with the procedures set forth in this Section 3(e) shall not by reason thereof be deemed void or voidable or unfair or result in any breach of fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or constitute derivation of any improper personal benefit, but shall be governed by the provisions of this Restated Certificate, the by-laws of the Corporation, the General Corporation Law of the State of Delaware and other applicable law.

(ii) Certain Agreements and Transactions Permitted. No contract, agreement, arrangement or transaction or any amendment, modification or termination thereof (x) between the Corporation and Woodlaken or any of its Affiliates or (y) that would trigger the anti-dilution provisions under Section 4(d) herein, or (z) that would generate sufficient capital, whether through the issuance of equity or debt securities, or derivatives thereof, to permit the Corporation to effect a Mandatory Conversion under Section 5 herein, shall be void or voidable or be considered to be unfair to the Corporation solely for the reason that Woodlaken or any Affiliate are parties thereto, or because any Preferred Directors are present at or participate in any meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof), or because his, her or their votes are counted for such purpose; nor shall such agreement (or the amendment, modification or termination thereof), or the performance thereof by the Corporation or by Woodlaken, or by any Affiliate thereof, shall be considered to be for any of the foregoing reasons contrary to (x) any fiduciary duty that Woodlaken or any Affiliate thereof may owe to the Corporation or to any stockholder or other owner of an equity interest in the Corporation by reason of Woodlaken or any Affiliate thereof being a controlling stockholder of the Corporation or participating in the control of the Corporation; or (y) any fiduciary duty of any director or officer of the Corporation who is also a member, manager or employee of Woodlaken or any Affiliate thereof to the

Corporation, or to any stockholder thereof; and Woodlaken, any Affiliate, and such directors and officers shall be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation and shall be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom, if any of the following conditions shall have been satisfied:

(A) such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) shall have been entered into before the Original Issue Date (as defined in Section 4(d)(i)(B)) and continued in effect in respect of any such transaction or opportunity after such time; or

(B) the material facts as to the contract, agreement, arrangement or transaction (or the amendment, modification, or termination thereof) are disclosed or are known to the Board of Directors or the committee thereof which authorized the contract, agreement, arrangement or transaction (or the amendment, modification, or termination thereof), and the Board of Directors or such committee authorized and approves the contract, agreement, arrangement or transaction (or the amendment, modification, or termination thereof) (x) by the affirmative vote of a majority of the Common Directors, even though less than a quorum; (y) by the affirmative vote of a majority of the members of a committee constituted solely of members who are Common Directors in respect of such contract, agreement, arrangement, transaction, amendment, modification or termination or (z) by one or more officers or employees of the Corporation who in each case is not an interested person in respect of such contract, agreement, arrangement, transaction, amendment, modification or termination and to whom the authority to approve such contract, agreement, arrangement, transaction, amendment, modification or termination has been delegated either by the Board of Directors by the same affirmative vote required by subclause (x) of this subparagraph for approval of such contract, agreement, arrangement, transaction, amendment, modification or termination by the Board of Directors or by a committee of the Board of Directors constituted as provided by and acting by the same affirmative vote as required by subclause (y) of this subparagraph for approval of such contract, agreement, arrangement, transaction, amendment, modification or termination by such committee or, in the case of an employee, to whom such authority has been delegated by an officer to whom authority to approve such contract, agreement, arrangement, transaction, amendment, modification or termination has been so delegated; or

(C) the material facts as to the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) are disclosed or are known to the holders of voting stock entitled to vote thereon, and the contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof) is approved by vote of the holders of a majority of the then outstanding voting stock not owned by Woodlaken or a Affiliate, as the case may be.

Neither Woodlaken nor any Affiliate thereof, as a stockholder of the Corporation or participant in control of the Corporation, shall have or be under any fiduciary duty to refrain from entering into any contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof) or participating in any transaction that meets the requirements of Section 3(e)(ii) and no director, officer or employees of the Corporation who is also a director, officer or employee of Woodlaken or any Affiliate thereof shall have or be under any fiduciary duty to the Corporation to refrain from acting on behalf of the Corporation in respect of any such contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof) or performing any such contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof) in accordance with its terms. Directors of the Corporation who are also members, managers or employees of Woodlaken or any Affiliate may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof). Voting stock owned by Woodlaken and any Affiliate thereof may be counted in determining the presence of a quorum at a meeting of stockholders which authorizes the contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof). Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Section 3(e)(ii). The failure of any contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof) between the Corporation, on the one hand, and Woodlaken or an Affiliate thereof, on the other hand, to satisfy the requirements of this Section 3(e)(ii) shall not, by itself, cause such contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof) to constitute any breach of any fiduciary duty to the Corporation, or, any stockholder or other owner of an equity interest therein, by any controlling stockholder of the Corporation thereof or by any director or officer of the Corporation.

For purposes of this Section 3(e)(ii) any contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof) with any corporation, partnership, joint venture, association, or other entity in which the Corporation owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests, or similar ownership interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

(iii) Certain Issuances of Securities. Any contract, agreement, arrangement, or transaction that would generate sufficient capital whether through the issuance of equity or debt securities or derivatives thereof, to permit the Corporation to effect a Mandatory Conversion under Section 5, may be approved by (a) the majority of the Common Directors, without requiring the approval of, or considering the disapproval of, the Preferred Directors, even though less than a quorum, provided such contract, agreement, arrangement or transaction is determined by a recognized investment banking to be fair to the Corporation or (b) by a majority of the entire Board.

(iv) Certain Definitions. For purposes of this Section 3(e), “Affiliate” shall mean any person or entity which is controlled by Woodlaken, controls Woodlaken or is under common control with Woodlaken (other than the Corporation and any company that is controlled by the Corporation).

(f) Termination of Certain Voting Rights. Effective upon and commencing as of the day that less than 65,000 shares of Series A Preferred Stock are outstanding, (i) the directors elected by the Series A Preferred Stock holders shall be deemed to have been removed as directors of the Corporation, (ii) the last parenthetical in the first sentence of Section 3(a) shall be changed to “(including the election of directors),” (iii) and Sections 3(b), 3(c), 3(d) and 3(e) shall terminate.

4. Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) (the “Conversion Rate”) fully paid and nonassessable share of Common Stock. Such Conversion Rate shall be subject to adjustment as provided below. In the event of a redemption under Section 6, the Conversion Rights shall terminate at the close of business on the first full day preceding the Redemption Date (as defined herein), unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) In order to convert shares of Series A Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times during which the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(iii) Upon any such conversion, no adjustment shall be made for any accrued and unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion. The holder shall receive, as soon as practical after the Conversion Time such accrued but unpaid dividends on such shares of Series A Preferred Stock so converted in cash.

(iv) All shares of Series A Preferred Stock, which shall have been surrendered for conversion as herein provided, shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefore and accrued but unpaid dividends. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of any series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Preferred Stock accordingly.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this section 4(d), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean the date that this Restated Certificate is filed with the Delaware Secretary of State.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than the following (“Exempted Securities”): Key Employee Shares (as defined below) and other than shares of Common Stock issued or issuable (1) as a dividend or distribution on Series A Preferred Stock, (2) upon the exercise of Options or conversion of Convertible Securities outstanding on or before the Original Issue Date, (3) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below, (4) upon conversion of shares of Series A Preferred Stock or (5) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation.

(E) “Key Employee Shares” shall mean shares of Common Stock issued to employees or directors of or consultants to, the Corporation pursuant to a restricted stock plan or agreement approved by the Board of Directors.

(F) “Rights to Acquire Common Stock” (or “Rights”) shall mean all rights issued by the Corporation to acquire common stock whether by exercise of a warrant, option or similar call or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

(ii) No Adjustment of Conversion Rate. No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Rate thereof: (A) unless the consideration per share (determined pursuant to Section 4(d)(v) below) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Rate immediately prior to any adjustment multiplied by $1.00 (the “Conversion Price”) in effect on the date of, and immediately prior to, the issue of such additional shares, or (B) if prior to such issuance, the Corporation receives written notice from the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or other Rights to Acquire Common Stock (excluding Options or Convertible Securities or other Rights to Acquire Common Stock which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities or Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in the Conversion Rate shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Rights or conversion or exchange of such Convertible Securities;

(B) Upon the expiration or termination of any unexercised Option or Right or non-converted Convertible Security, the Conversion Rate shall be readjusted, to such Conversion Rate as would have been obtained had such Option Right or Convertible Security not been issued; and

(C) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or

Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Rate then in effect shall forthwith be readjusted to such Conversion Rate as would have obtained had the adjustment that was made upon the issuance of such Option, Right or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (C) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Rate upon Issuance of Additional Shares of Common Stock. If the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Rate shall be increased, concurrently with such issue to a price (calculated to the nearest cent) determined by dividing such Conversion Rate by a fraction, (a) the numerator of which shall be (1) the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities (including the Series A Preferred Stock) outstanding immediately prior to such issue), plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (b) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall (1) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends, (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, and (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options, Rights and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Options, Rights and Convertible Securities, shall be determined by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or Rights or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Rate pursuant to the terms of Subsection 4(d)(iv) above, then, upon the final such issuance, the Conversion Rate shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, without a comparable subdivision of the Series A Preferred Stock or combine the outstanding shares of Series A Preferred Stock without a comparable combination of the Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, without a comparable combination of the Series A Preferred Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock without a comparable subdivision of the Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, a dividend or other distribution payable in shares of Common Stock without consideration, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event, the Conversion Rate shall be increased as of the time of such issuance, by dividing the Conversion Rate by a fraction (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a merger, consolidation, or sale of assets for below), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h) Adjustment for Merger or Reorganization, etc. In case of any reorganization, recapitalization, reclassification, consolidation or merger of the Corporation or a subsidiary of the Corporation with or into another corporation, or the sale, lease, transfer or other disposition to another corporation of all or substantially all of the assets of the Corporation or a subsidiary of the Corporation, in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e), (f) or (g) of this Section 4), then each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(i) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

(k) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;

(ii) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(iii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iv) of any capital reorganization of the Corporation or any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(v) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then, and in each such case, the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B) the date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

5. Mandatory Conversion.

(a) General. The Corporation may, at its option, require all (and not less than all) holders of shares of Series A Preferred Stock then outstanding to convert (“Mandatory Conversion”) their shares of Series A Preferred Stock into shares of Common Stock, at the then effective Conversion Rate pursuant to Section 4, at any time; provided, that prior to, or simultaneous with, a Mandatory Conversion,

(i) if the Mandatory Conversion occurs on or before the date one (1) year from the Original Issue Date (as defined in Section 4(d)(1)(B)), the Corporation pays each holder of Series A Preferred Stock an amount equal to Four Dollars ($4.00) per share of Series A Preferred Stock plus any accrued but unpaid dividends;

(ii) if the Mandatory Conversion occurs after the date one (1) year, but on or before the date two (2) years, from the Original Issue Date, the Corporation pays each holder of Series A Preferred Stock an amount equal to Five Dollars ($5.00) per share of Series A Preferred Stock plus any accrued but unpaid dividends; and

(ii) if the Mandatory Conversion occurs after the date two (2) years from the Original Issue Date, the Corporation pays each holder of Series A Preferred Stock an amount equal to Six Dollars ($6.00) per share of Series A Preferred Stock plus any accrued but unpaid dividends.

(b) Notice of Mandatory Conversion. All holders of record of shares of Series A Preferred Stock then outstanding will be given at least 10 days’ prior written notice of the date fixed and the place designated for the Mandatory Conversion (the “Mandatory Conversion Date”) of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice will be sent by a nationally-recognized overnight courier or first class or certified mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware, to each record holder of Series A Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of

Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6. Redemption of Series A Preferred Stock.

(a) At the individual option of each holder of shares of Series A Preferred Stock, the Corporation shall redeem, any time, and from time to time, on or after the date three (3) years from the Original Issue Date (the “Redemption Date”), the number of shares of Series A Preferred Stock held by such holder that is specified in a request for redemption delivered to the Corporation by the holder on or prior to the date sixty (60) days prior to the applicable Redemption Date, by paying in cash therefor, Six Dollars ($6.00) per share of Series A Preferred Stock plus any accrued but unpaid dividends on such shares (the “Redemption Price”).

(b) At least 30 but no more than 60 days prior to each Redemption Date written notice shall be mailed, first class postage prepaid, to the Corporation by such holder, specifying the number of shares to be redeemed from such holder and the Redemption Date (the “Redemption Notice”). Except as provided in Section 6(c), on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock redeeming such shares as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

7. Preemptive Rights.

(a) The Corporation hereby grants to each holder of Series A Preferred Stock a right of first refusal to purchase, on a pro rata basis, all or any part of New Securities (as defined below) which the Corporation may, from time to time, propose to sell and issue subject to the terms and conditions set forth below. A holder’s pro rata share, for purposes of this Section 7, shall equal a fraction, the numerator of which is the number of shares of Series A Preferred Stock then held by such holder and the denominator of which is the total number of shares of Series A Preferred Stock then outstanding.

(b) “New Securities” shall mean any capital stock of the Corporation whether now authorized or not and rights, options or warrants to purchase capital stock, and securities of any type whatsoever which are, or may become, convertible into capital stock; provided, however, that the term “New Securities” does not include (i) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock or the exercise or conversion of any convertible securities, Options or warrants outstanding as of the Original Issue Date; (ii) securities offered to the public pursuant to a Public Offering; (iii) securities issued for the acquisition of another corporation or entity by the Corporation by merger, purchase of substantially all the assets of such corporation or entity or other reorganization resulting in the ownership by the Corporation of not less than 51% of the voting power of such corporation or entity; (iv) not more than 750,000 shares of Common Stock issued to employees or consultants of the Corporation pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or other employee stock plan or agreement; or (v) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock.

(c) “Public Offering” shall mean a firm commitment underwritten public offering by the Corporation of its securities which offering is registered under the Securities Act of 1933, as amended.

(d) If the Corporation intends to issue New Securities, it shall give each holder of Series A Preferred Stock written notice of such intention, describing the type of New Securities to be issued, the price thereof and the general terms upon which the Corporation proposes to effect such issuance. Each holder shall have twenty (20) days from the date of any such notice to agree to purchase all or part of its or his pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Corporation’s notice by giving written notice to the Corporation stating the quantity of New Securities to be so purchased. Each holder shall have a right of overallotment such that if any holder fails to exercise his or its right hereunder to purchase his or its total pro rata portion of New Securities, the other holders may purchase such portion on a pro rata basis, by giving written notice to the Corporation within five days from the date that the Corporation provides written notice to the other holders of the amount of New Securities with respect to which such nonpurchasing holder has failed to exercise its or his right hereunder.

(e) If any holder fails to exercise the foregoing right of first refusal with respect to any New Securities within such 20-day period (or the additional five-day period provided for overallotments), the Corporation may within 120 days thereafter sell any or all of such New Securities not agreed to be purchased by the holders, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to each holder pursuant to paragraph (d) above. In the event the Corporation has not sold such New Securities within such 120-day period, the Corporation shall not thereafter issue or sell any New Securities without first offering such New Securities to the holders of Series A Preferred Stock in the manner provided above.

8. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its Chief Executive Officer this 29th day of April, 2004.

SOLOMON TECHNOLOGIES, INC.

By:	/s/ DAVID E. TETHER
David E. Tether
Chief Executive Officer

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